Exhibit 2

Transactions in the Shares During the Past 60 Days

Class of Security	Securities Purchased	Price ($)	Date of Purchase

SP STRATEGIC HOLDINGS LLC

Common Stock	607,620	$1.4979	08/11/2026
Common Stock	33,061	$1.5451	08/12/2026
Common Stock	125,437	$1.5059	08/24/2026
Common Stock	100,000	$1.4857	08/25/2026
Common Stock	172,736	$1.5094	08/26/2026
Common Stock	200,000	$1.5300	08/27/2026
Common Stock	200,000	$1.5275	08/28/2026
Common Stock	200,000	$1.5387	08/31/2026
Common Stock	20,428	$1.5399	09/01/2026
Common Stock	133,010	$1.5257	09/02/2026
Common Stock	114,880	$1.5253	09/03/2026